Exhibit 99.1

Blockbuster Reports Third Quarter 2007 Results, New Strategic Initiatives and

Decisive Actions Taken To Improve Near-Term Profitability

Quarterly and Strategic Highlights:

•	Worldwide Same-Store Sales Increased 3.5% Year-Over-Year
•	Movielink Acquisition Provides Access To One Of The Largest Digital Movie Libraries
•	Changes To BLOCKBUSTER Total Access™ Improve Program Economics
•	Cost Reductions Expected To Generate $45 Million In Annual Savings Starting In The Fourth Quarter

DALLAS, Nov. 1, 2007 — Blockbuster Inc. (NYSE: BBI, BBI.B) today reported financial results for the third quarter ended September 30, 2007.

Total revenues decreased 5.7% to $1.24 billion for the third quarter of 2007 from $1.31 billion for the third quarter of 2006. For the third quarter of 2007, net loss was $35.0 million, or $0.20 per common share, as compared with a net loss of $24.7 million, or $0.15 per common share, for the third quarter of 2006. Net loss for the third quarter of 2007 included $9.6 million, or $0.05 per common share, in severance and lease termination costs.

“We believe the actions we have taken over the last quarter have better positioned Blockbuster for the future,” said Jim Keyes, Blockbuster Chairman and CEO. “Going forward, we are focused on protecting our core rental business, developing new retail opportunities, and becoming the preferred provider of

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Blockbuster Inc. Third Quarter 2007 Earnings Release

digital entertainment. To this end, we have launched a series of initiatives centered around product availability and increased emphasis on our retail business. I am pleased with the progress we have made both strategically and financially and believe we are on our way to transforming Blockbuster into a company that is able to generate total revenue growth, effectively redeploy resources and balance investment in a manner that delivers favorable returns.”

As part of its previously announced efforts to improve profitability, management has completed a preliminary review of the Company’s cost structure and has implemented a plan to reduce annualized overhead costs by approximately $45 million through the elimination of staffing and operational redundancies in the Company’s in-store and online corporate support structure and through improvements in other operating efficiencies. Management continues to evaluate a number of other methods to reduce costs, including outsourcing various corporate functions.

Additionally, consistent with its efforts to strike an appropriate balance between the growth of its online subscription service and enhanced profitability, during the quarter the Company implemented pricing modifications to the BLOCKBUSTER Total Access offering, reduced advertising spend and minimized promotion of the program in its stores. These actions significantly reduced the number of unprofitable BLOCKBUSTER Total Access subscribers, improved profitability across the remaining subscriber base and contributed to a sequential improvement in the Company’s operating results from the second quarter of 2007.

Further, in light of the Company’s emphasis on growing its overall customer base — through its stores, through the mail and eventually through the digital delivery of content – going forward, the Company will no longer be narrowly focused on its online subscriber count but instead will concentrate on the growth of, and report on, its total membership.

“During each month this quarter, over 20 million customers around the world used the BLOCKBUSTER® brand to satisfy their needs for media entertainment, and that customer base presents us with a tremendous opportunity,” said Keyes. “Our goal is to continue to increase our membership base by providing even more ways for customers to get the entertainment they want through our stores, through the mail and through new technologies.”

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Blockbuster Inc. Third Quarter 2007 Earnings Release

Third Quarter Financial Results

Total revenues for the third quarter of 2007 decreased primarily due to the closure and sale of 526 company-operated stores worldwide. This decrease was partially offset by a $79.2 million year-over-year increase in revenues from Blockbuster’s online rental service resulting from growth in the subscriber base, which totaled approximately 3.1 million total subscribers at the end of the quarter.

Worldwide same-store rental revenues for the third quarter increased 1.1% from the same period last year, reflecting a 2.3% increase in domestic same-store rental revenues and a 2.8% decline in international same-store rental revenues. Worldwide same-store retail revenues for the third quarter of 2007 increased 14.2% from the same period last year largely due to a 79.5% increase in international same-store game retail revenues.

Operating loss for the third quarter of 2007 totaled $5.6 million, compared to operating income of $3.3 million for the same period last year. Gross profit decreased $75.7 million, which was primarily driven by the decline in total revenues discussed above and an approximately $29 million impact to rental gross profit associated with the cost of free in-store exchanges under the BLOCKBUSTER Total Access program. Gross margin declined 270 basis points to 53.9% for the third quarter of 2007. The decrease in gross profit was partially offset by a $51.9 million decrease in general and administrative (G&A) expenses for the third quarter of 2007 largely due to a $25.8 million decline in compensation expense and a $19.4 million decrease in occupancy costs primarily resulting from (i) the lower worldwide company-operated store-base and (ii) the sale of 217 GAMESTATION® stores in the U.K. Advertising expense for the third quarter 2007 totaled $27.5 million as compared to $33.0 million for the third quarter of 2006.

Cash flow used for operating activities of $17.1 million for the third quarter of 2007 reflected a $168.9 million decrease from cash provided by operating activities of $151.8 million in the third quarter of 2006. Free cash flow (net cash flow used for operating activities less capital expenditures) decreased $174.5 million to a negative $38.6 million for the third quarter of 2007 from a positive $135.9 million for the third quarter of 2006. Both changes were primarily the result of changes in working capital and rental library.

Additional financial and operational information for the third quarter of 2007 can be found in the tables accompanying this release.

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Blockbuster Inc. Third Quarter 2007 Earnings Release

Earnings call

The Blockbuster earnings call will be webcast today at 9 a.m. Central time. Following the conclusion of the webcast, a replay of the call will be available via the Company’s website. Additionally, further detail on the Company’s results can be found in the Company’s Form 10-K for the year ended December 31, 2006, the Company’s Forms 10-Q for the quarters ended April 1 and July 1, 2007, and the Company’s upcoming Form 10-Q for the quarter ended September 30, 2007. The filings and the webcast can be accessed at http://investor.blockbuster.com.

About Blockbuster

Blockbuster Inc. (NYSE: BBI, BBI.B) is a leading global provider of in-home movie and game entertainment, with over 7,800 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at www.blockbuster.com.

Press Contacts:	Investor Relations Contact:
Karen Raskopf	Angelika Torres
Senior Vice President, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4279
OR
Randy Hargrove
Senior Director, Corporate Communications
(214) 854-3190

Forward-Looking Statements

This release and our related earnings conference call include forward-looking statements related to our operations and business outlook and financial and operational strategies and goals. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others: (1) consumer appeal of our existing and planned product and service offerings, and the related impact of competitor pricing and product and service offerings; (2) overall industry performance and the accuracy of our estimates and judgments regarding trends impacting the home video industry; (3) our ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (4) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (5) the variability in consumer appeal of the movie titles and games software released for rental and sale; (6) our ability to comply with operating and financial restrictions and covenants in our debt agreements and any adverse publicity relating thereto; (7) our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; (8) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control overall operating expenses and capital expenditures; (9) our ability to effectively and timely prioritize and implement our initiatives and to timely implement and maintain the necessary information technology systems and infrastructure to support our initiatives; (10) our ability to capitalize on anticipated industry consolidation; (11) the application and impact of future accounting policies or interpretations of existing accounting policies; (12) the impact of developments affecting our outstanding and any future litigation and claims against us; (13) shifts in strategy in connection with recent changes in the composition of our key management; and (14) other factors, as described in our filings with the Securities and Exchange Commission, including the factors discussed under the

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Blockbuster Inc. Third Quarter 2007 Earnings Release

heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and under the heading “Disclosure Regarding Forward-Looking Information” in our quarterly report on Form 10-Q for the quarter ended July 1, 2007. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release and in our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Thirteen Weeks Ended September 30, 2007	Three Months Ended September 30, 2006	Thirty-Nine Weeks Ended September 30, 2007	Nine Months Ended September 30, 2006
Revenues:
Base rental revenues	$793.5	$808.0	$2,436.5	$2,509.3
Previously rented product (“PRP”) revenues	150.6	167.3	484.9	469.3
Extended viewing fee (“EVF”) revenues	18.6	18.2	57.0	55.4

Total rental revenues	962.7	993.5	2,978.4	3,034.0
Merchandise sales	267.6	304.0	945.0	930.5
Other revenues	7.9	15.9	51.0	45.7

	1,238.2	1,313.4	3,974.4	4,010.2

Cost of sales:
Cost of rental revenues	365.4	347.7	1,194.0	1,053.9
Cost of merchandise sold	205.0	222.2	715.1	692.8

	570.4	569.9	1,909.1	1,746.7

Gross profit	667.8	743.5	2,065.3	2,263.5

Operating expenses:
General and administrative	603.2	655.1	1,882.0	1,966.6
Advertising	27.5	33.0	158.9	106.7
Depreciation and amortization of intangibles	42.9	52.1	140.0	156.9
Gain on sale of Gamestation	(0.2)	—	(77.9)	—

	673.4	740.2	2,103.0	2,230.2

Operating income (loss)	(5.6)	3.3	(37.7)	33.3
Interest expense	(20.7)	(24.2)	(65.4)	(77.1)
Interest income	1.3	1.6	5.1	7.3
Other items, net	(1.1)	0.6	0.2	2.4

Loss before income taxes	(26.1)	(18.7)	(97.8)	(34.1)
Benefit (provision) for income taxes	(8.7)	(4.3)	(20.2)	86.7

Income (loss) from continuing operations	(34.8)	(23.0)	(118.0)	52.6
Income (loss) from discontinued operations, net of tax	(0.2)	(1.7)	1.3	(10.8)

Net income (loss)	(35.0)	(24.7)	(116.7)	41.8
Preferred stock dividends	(2.8)	(2.8)	(8.4)	(8.4)

Net income (loss) applicable to common stockholders	$(37.8)	$(27.5)	$(125.1)	$33.4

Net income (loss) per common share:
Basic and diluted
Continuing operations	$(0.20)	$(0.14)	$(0.67)	$0.24
Discontinued operations	—	(0.01)	0.01	(0.06)

Net income (loss)	$(0.20)	$(0.15)	$(0.66)	$0.18

Weighted average common shares outstanding:
Basic and diluted	190.6	187.2	190.0	186.9

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Revenues by Product Line:

	Thirteen Weeks Ended September 30, 2007		Three Months Ended September 30, 2006		Thirty-Nine Weeks Ended September 30, 2007		Nine Months Ended September 30, 2006
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Rental revenues:
Base movie rental revenues-in-store	$585.9	61.0%	$672.8	67.8%	$1,853.2	62.2%	$2,113.3	69.7%
Base movie rental revenues-online	143.9	14.9%	64.7	6.5%	385.5	12.9%	174.2	5.7%
Movie PRP revenues	136.2	14.1%	150.2	15.1%	436.8	14.7%	415.6	13.7%
Movie EVF revenues	16.8	1.7%	16.9	1.7%	52.6	1.8%	51.3	1.7%

Total movie rental revenues	882.8	91.7%	904.6	91.1%	2,728.1	91.6%	2,754.4	90.8%

Base game rental revenues	63.7	6.6%	70.5	7.1%	197.8	6.7%	221.8	7.3%
Game PRP revenues	14.4	1.5%	17.1	1.7%	48.1	1.6%	53.7	1.8%
Game EVF revenues	1.8	0.2%	1.3	0.1%	4.4	0.1%	4.1	0.1%

Total game rental revenues	79.9	8.3%	88.9	8.9%	250.3	8.4%	279.6	9.2%

Total rental revenues	$962.7	100.0%	$993.5	100.0%	$2,978.4	100.0%	$3,034.0	100.0%

Merchandise sales:
Movie sales	$91.6	34.3%	$89.6	29.5%	$282.3	29.8%	$298.8	32.2%
Game sales	91.6	34.2%	133.5	43.9%	407.9	43.2%	395.9	42.5%
General merchandise sales	84.4	31.5%	80.9	26.6%	254.8	27.0%	235.8	25.3%

Total merchandise sales	$267.6	100.0%	$304.0	100.0%	$945.0	100.0%	$930.5	100.0%

Other Information:

	Thirteen Weeks Ended September 30, 2007	Three Months Ended September 30, 2006	Thirty-Nine Weeks Ended September 30, 2007	Nine Months Ended September 30, 2006
Same-Store Revenues Data:
Worldwide same-store revenues increase (decrease)
Rental revenues	1.1%	(1.4)%	0.4%	(0.7)%
Merchandise sales	14.2%	(1.9)%	8.8%	(9.9)%
Total revenues	3.5%	(1.7)%	1.9%	(3.2)%

Domestic same-store revenues increase (decrease)
Rental revenues	2.3%	0.5%	1.7%	1.4%
Merchandise sales	(3.9)%	(20.6)%	(10.1)%	(27.5)%
Total revenues	1.4%	(2.7)%	0.1%	(3.7)%

International same-store revenues increase (decrease)
Rental revenues	(2.8)%	(7.5)%	(3.9)%	(7.1)%
Merchandise sales	28.2%	10.8%	25.0%	4.4%
Total revenues	8.4%	0.5%	6.4%	(2.1)%

Margin:
Rental margin	62.0%	65.0%	59.9%	65.3%
Merchandise margin	23.4%	26.9%	24.3%	25.5%
Gross margin	53.9%	56.6%	52.0%	56.4%

Cash Flow Data:
Net cash flow provided by (used for) operating activities	$(17.1)	$151.8	$(201.4)	$169.5
Net cash flow provided by (used for) investing activities	$(20.8)	$(14.0)	$86.0	$(28.3)
Net cash flow provided by (used for) financing activities	$16.5	$(11.9)	$(156.0)	$(171.2)

Capital Expenditures	$21.5	$15.9	$52.0	$39.7

Balance Sheet Information:

	September 30, 2007	December 31, 2006	September 30, 2006
Cash and cash equivalents	$129.3	$394.9	$254.8
Merchandise inventories	$348.8	$343.9	$295.3
Rental library	$434.3	$457.1	$416.0
Accounts payable	$417.1	$517.7	$308.8
Total debt (including capital lease obligations)	$840.6	$984.2	$994.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Thirty-Nine Weeks Ended September 30, 2007	Nine Months Ended September 30, 2006
Domestic Company-Owned Stores:
Beginning	4,255	4,617
Additions/Purchases	35	57
Closures/Sales	(260)	(301)

Ending	4,030	4,373

International Company-Owned Stores:
Beginning	2,296	2,541
Additions/Purchases	87	15
Closures/Sales	(311)	(166)

Ending	2,072	2,390

Franchised Stores:
Beginning	1,809	1,884
Additions/Purchases	43	33
Closures/Sales	(103)	(151)

Ending	1,749	1,766

Total Stores Worldwide:
Beginning	8,360	9,042
Additions/Purchases	165	105
Closures/Sales	(674)	(618)

Ending	7,851	8,529

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow provided by (used for) operating activities less capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance and as a measure of liquidity. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and stockholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Free cash flow is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and not a measure of performance calculated in accordance with generally accepted accounting principles ( “GAAP”). As a result, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by (used for) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by (used for) operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by (used for) operating activities to free cash flow:

	Thirteen Weeks Ended September 30, 2007	Three Months Ended September 30, 2006	Thirty-Nine Weeks Ended September 30, 2007	Nine Months Ended September 30, 2006
Net cash flow provided by (used for) operating activities	$(17.1)	$151.8	$(201.4)	$169.5

Adjustments to reconcile net cash flow provided by (used for) operating activities to free cash flow:
Capital expenditures	(21.5)	(15.9)	(52.0)	(39.7)

Free cash flow	$(38.6)	$135.9	$(253.4)	$129.8

The following table provides a reconciliation of net income (loss) to free cash flow:

	Thirteen Weeks Ended September 30, 2007	Three Months Ended September 30, 2006	Thirty-Nine Weeks Ended September 30, 2007	Nine Months Ended September 30, 2006
Net income (loss)	$(35.0)	$(24.7)	$(116.7)	$41.8
Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and amortization of intangibles	42.9	52.4	140.0	158.8
Non-cash share-based compensation expense	1.2	4.7	9.9	18.4
Capital expenditures	(21.5)	(15.9)	(52.0)	(39.7)
Rental library purchases, net of rental amortization	(10.3)	24.7	39.5	74.3
Changes in working capital	(16.8)	89.7	(194.5)	(124.1)
Changes in deferred taxes and other	1.1	5.0	(1.7)	0.3
Gain on sale of Gamestation	(0.2)	—	(77.9)	—

Free cash flow	$(38.6)	$135.9	$(253.4)	$129.8

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the thirteen and thirty-nine weeks ended September 30, 2007, the Company reports adjusted net loss, adjusted net loss per common share, adjusted operating income (loss) and adjusted earnings before interest taxes depreciation and amortization (“adjusted EBITDA”) excluding the gain on sale of Gamestation, costs incurred for store closures and severance costs. Additionally, for the thirty-nine weeks ended September 30, 2007, the Company reports adjusted net loss, adjusted net loss per common share, adjusted operating loss and adjusted EBITDA excluding proceeds from the termination of our Brazilian franchise agreement. For the three and nine months ended September 30, 2006, the Company reports adjusted net loss, adjusted net loss per common share, adjusted operating income and adjusted EBITDA excluding charges related to costs incurred for store closures, severance costs and the expected performance under a 2001 guarantee of franchisee debt. For the nine months ended September 30, 2006, the Company reports adjusted net loss and adjusted net loss per common share excluding the recognition of a tax benefit from the resolution of multi-year income tax audits. For the thirteen weeks ended July 1, 2007, the Company reports adjusted net loss, adjusted net loss per common share, adjusted operating loss and adjusted EBITDA excluding the gain on sale of Gamestation, costs incurred for store closures and severance costs.

Adjusted net income (loss), adjusted net income (loss) per common share, adjusted operating income (loss) and adjusted EBITDA are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission and not measures of operating performance calculated in accordance with GAAP. As a result, adjusted net income (loss), adjusted net income (loss) per common share, adjusted operating income (loss) and adjusted EBITDA should not be considered in isolation of, or as a substitute for, income (loss) from continuing operations, net income (loss) per common share and operating income (loss) as indicators of operating performance. Adjusted net income (loss), adjusted net income (loss) per common share, adjusted operating income (loss) and adjusted EBITDA, as the Company calculates them, may not be comparable to similarly titled measures employed by other companies. Management believes that, because the items discussed above are non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results. In addition, Management believes that adjusting the Company’s financial results to exclude depreciation and amortization of intangibles also provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results. Management uses income (loss) from continuing operations and operating income (loss) excluding these non-recurring items and depreciation and amortization of intangibles as an internal measure of business operating performance.

	Thirteen Weeks Ended September 30, 2007	Three Months Ended September 30, 2006	Thirty-Nine Weeks Ended September 30, 2007	Nine Months Ended September 30, 2006	Thirteen Weeks Ended July 1, 2007
Reconciliation of adjusted net loss:
Income (loss) from continuing operations	$(34.8)	$(23.0)	$(118.0)	$52.6	$(34.2)

Adjustments to reconcile income (loss) from continuing operations to adjusted net loss:
Gain on sale of Gamestation	(0.2)	—	(77.9)	—	(77.7)
Termination of Brazilian franchise agreement, net of tax	—	—	(17.0)	—	—
Lease termination costs incurred for store closures	1.7	3.8	11.4	12.7	6.1
Severance costs	7.9	5.0	17.5	14.5	7.8
Expected performance under a 2001 guarantee of franchisee debt	—	4.0	—	4.0	—
Resolution of income tax audits	—	—	—	(97.9)	—

Adjusted net loss	(25.4)	(10.2)	(184.0)	(14.1)	(98.0)

Preferred stock dividends	(2.8)	(2.8)	(8.4)	(8.4)	(2.8)

Adjusted net loss applicable to common stockholders	$(28.2)	$(13.0)	$(192.4)	$(22.5)	$(100.8)

Adjusted net loss per common share	$(0.15)	$(0.07)	$(1.01)	$(0.12)	$(0.53)

Adjusted weighted average common shares outstanding	190.6	187.2	190.0	186.9	190.0

Reconciliation of adjusted operating income (loss)
Operating income (loss)	$(5.6)	$3.3	$(37.7)	$33.3	$(13.7)

Adjustments to reconcile operating income (loss) to adjusted operating income (loss):
Gain on sale of Gamestation	(0.2)	—	(77.9)	—	(77.7)
Termination of Brazilian franchise agreement	—	—	(20.0)	—	—
Expected performance under a 2001 guarantee of franchisee debt	—	4.0	—	4.0	—
Lease termination costs incurred for store closures	1.7	3.8	11.4	12.7	6.1
Severance costs	7.9	5.0	17.5	14.5	7.8

Adjusted operating income (loss)	$3.8	$16.1	$(106.7)	$64.5	$(77.5)

Reconciliation of adjusted EBITDA
Operating income (loss)	$(5.6)	$3.3	$(37.7)	$33.3	$(13.7)

Adjustments to reconcile operating income (loss) to EBITDA:
Depreciation and amortization of intangibles	42.9	52.1	140.0	156.9	47.8

EBITDA	37.3	55.4	102.3	190.2	34.1
Adjustments to reconcile EBITDA to adjusted EBITDA:
Gain on sale of Gamestation	(0.2)	—	(77.9)	—	(77.7)
Termination of Brazilian franchise agreement	—	—	(20.0)	—	—
Expected performance under a 2001 guarantee of franchisee debt	—	4.0	—	4.0	—
Lease termination costs incurred for store closures	1.7	3.8	11.4	12.7	6.1
Severance costs	7.9	5.0	17.5	14.5	7.8

Adjusted EBITDA	$46.7	$68.2	$33.3	$221.4	$(29.7)